Exhibit 3.3

THIS SUBORDINATED NOTE IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF LYONS BANCORP, INC. (THE "COMPANY"). THIS SUBORDINATED NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL CREDITORS OF THE COMPANY AS PROVIDED HEREIN.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAW. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

COPIES OF THE SUBSCRIPTION AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTION ON THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS INSTRUMENT TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

LYONS BANCORP, INC.

SUBORDINATED PROMISSORY NOTE DUE 2027

Cert. No. _____

$_____________	Date:

FOR VALUE RECEIVED, Lyons Bancorp, Inc., a New York corporation (the "Company"), promises to pay to the order of ______________________________, or its registered assigns ("Holder"), the principal sum of ______________________________ and 00/100 Dollars ($__________), in the lawful currency of the United States of America, or such lesser or greater amount as will then remain outstanding under this Subordinated Note, on December 31, 2027 (the "Stated Maturity Date"), or such other date upon which this Subordinated Note will become due and payable, whether by reason of extension, acceleration or otherwise. Interest on this Subordinated Note will be payable in arrears on the Interest Payment Dates (as defined below), in each case to the Holder of record on the 15th calendar day of the month in which the relevant Interest Payment Date occurs, without regard to whether such date is a Business Day (such date being referred to herein as the "Regular Record Date").

1.             Subordinated Notes. This note is one of a duly authorized issue of notes of the Company designated as the "Subordinated Promissory Notes due 2027" (the "Subordinated Note," and collectively, the "Subordinated Notes") limited in aggregate principal amount to $17,000,000 and initially issued on _______________, 2020 (the "Issue Date") pursuant to that certain Subscription Agreement by and between the Company and Holder dated as of the Issue Date (the "Subscription Agreement"). The Subordinated Notes are intended to be treated as tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the "Federal Reserve") as then in effect and applicable to the Company.

2.             Interest. This Subordinated Note will bear interest on any outstanding principal: (i) from and including the Issue Date to, and including, December 31, 2025, at a fixed rate equal to 4.25% per annum; (ii) from and including January 1, 2026, to, and including, December 31, 2026, unless redeemed prior to such date, at a fixed rate equal to 4.75% per annum; and (iii) from and including January 1, 2027, to and including the Stated Maturity Date, unless redeemed prior to such date, at a fixed rate equal to 5.25% per annum. Interest under this Subordinated Note shall be payable semi-annually in arrears on June 30 and December 31 of each year, commencing on June 30, 2021, and continuing with a final payment due no later than the Stated Maturity Date (each, an "Interest Payment Date"). The payments of interest and principal, if any, due on any Interest Payment Date will be paid to the holders of record on Regular Record Date. Interest will be computed on the basis of 30-day months and a year of 360 days and, for any period of less than a month, on the number of days actually elapsed. Payments of principal of and interest on this Subordinated Note will be made by transfer of immediately available funds to a bank account designated to the Company by the Holder or otherwise by check mailed to the registered Holder, as such Person’s address appears on the Security Register.

3.             Non-Business Days. Whenever any payment to be made by the Company hereunder will be stated to be due on a day that is not a business day, such payment will be made on the next succeeding business day without change in any computation of interest with respect to such payment or any succeeding payment. "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are permitted or required by any applicable law or executive order to close.

4.             Transfer; Security Register. The Company or its agent (the "Registrar") will maintain a register of each holder of the Subordinated Notes and the exchange and transfer thereof (the "Security Register"). The Subordinated Notes will be issued in certificated form. Except as otherwise provided herein, this Subordinated Note may be transferred in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, at the principal office of the Company or Registrar, and such other office(s) of the Company or the Registrar as may be designated for such purpose, by the Holder in person, or by his attorney duly authorized in writing, upon due endorsement or written instrument of transfer in form satisfactory to the Company. Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, the Company or the Registrar will issue and deliver one of more Subordinated Notes, in authorized denominations, with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the Holder. Such transferee will be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee. The Company or the Registrar may also request evidence of compliance with any restrictive legends appearing on this Subordinated Note in connection with any such proposed transfer. The Company will not be required to register the transfer of or exchange this Subordinated Note within 15 calendar days of the Stated Maturity Date or with respect to any portion of this Subordinated Note called for redemption. Prior to due presentment of this Subordinated Note for registration of transfer, the Company may treat the holder in whose name this Subordinated Note is registered in the Security Register as the absolute owner of this Subordinated Note for receiving payments of principal and interest on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note be overdue, and the Company will not be affected by any notice to the contrary.

5.             Covenants.

(a)               The Company will not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if either the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable law) or The Lyons National Bank (the "Bank"), both immediately prior to the declaration of such dividend or distribution and after giving effect to the payment of such dividend or distribution, would not maintain regulatory capital ratios that are at "well capitalized" levels for regulatory capital purposes.

(b)               Other than in connection with a transaction that complies with Section 9 hereof, the Company will not take any action, omit to take any action or enter into any other transaction that would have the effect of (i) the Company ceasing to be a bank holding Company or financial holding Company under the Bank Holding Company Act of 1956, as amended, (ii) the liquidation or dissolution of the Company or the Bank, (iii) the Bank ceasing to be an "insured depository institution" under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Company owning less than all of the issued and outstanding shares of capital stock of the Bank.

6.             Paying Agent and Registrar. The Company will act as the initial Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

7.             Subordination.

(a)               The indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest, is subordinate and junior in right of payment to its obligations to the holders of all Senior Indebtedness (as defined below), and such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness.

(b)               In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all Senior Indebtedness will be entitled to be paid in full before any payment will be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note, will be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note.

(c)                If there will have occurred and be continuing a default in any payment with respect to Senior Indebtedness or any event of default with any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default will have been cured or waived or will have ceased to exist, no payments will be made by the Company with respect to the Subordinated Notes.

(d)               Nothing herein will impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms. Further, nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes. Holder, by its acceptance hereof, agrees to and shall be bound by the provisions of this Section 7. Holder, by its acceptance hereof, further acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration for each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Subordinated Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold or in continuing to hold such Senior Indebtedness.

(e)               For purposes of this Subordinated Note, "Senior Indebtedness" means all existing claims of creditors of the Company and depositors of the Bank, whether now outstanding or subsequently created, assumed, guaranteed or incurred, including without limitation the following:

(i)                 all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments, and including, but not limited to, deposits of the Bank, and all obligations to the Company’s general and secured creditors;

(ii)                 any deferred obligations of the Company for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

(iii)                 all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar direct credit substitutes;

(iv)                 any capital lease obligations of the Company;

(v)                 all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements or derivative products;

(vi)                 all obligations that are similar to those in clauses (i) through (v) of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise arising from an off-balance sheet guarantee;

(vii)               all obligations of the types referred to in clauses (i) through (vi) of other Persons secured by a lien on any property or asset of the Company; and

(viii)               in the case of (i) through (vii) above, all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations;

provided, however, that "Senior Indebtedness" does not include (A) the Subordinated Notes, (B) any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the Subordinated Notes, (C) the existing junior subordinated debentures of the Company (underlying the outstanding trust preferred securities) as of the date of the issuance of this Subordinated Note to which this Subordinated Note shall be senior, or (D) any indebtedness between the Company and any of its subsidiaries or Affiliates. This Subordinated Note is not secured by any assets of the Company or any subsidiary or Affiliate of the Company. The term “Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates. The term "Person" means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a governmental agency) or any other entity or organization.

Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term "general creditors" as used herein the definition of Senior Indebtedness will have the meaning as described in that rule or interpretation.

8.             Events of Default; Acceleration.

(a)               An "Event of Default" means the occurrence of one or more of the following events:

(i)                   the Company fails to pay any principal of or installment of interest on this Subordinated Note when due (or, in the case of interest, after a 15-day grace period);

(ii)                  the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Subordinated Note not expressly referred to in another clause of this Section 8 and such failure continues for a period of 30 days after the date on which notice specifying such failure is given to the Company by any holder of Subordinated Notes;

(iii)                 the Company or the Bank becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they mature; or

(iv)                the Company or the Bank becomes subject to a receivership, insolvency, liquidation, or similar proceeding.

(b)               Remedies of Holder. Upon the occurrence of any Event of Default, the Holder will have the right, if such Event of Default will then be continuing, in addition to all the remedies conferred upon the Holder by the terms of this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)                   solely with respect to a default under Section 8(a)(iv), declare this Subordinated Note to be, and it will thereupon become, immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived, notwithstanding anything contained herein or in this Subordinated Note to the contrary; or

(ii)                  exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 8(b)(i)).

EXCEPT AS DESCRIBED IN SUBPARAGRAPH (b)(i) ABOVE, THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF A DEFAULT IN THE PAYMENT OF THE PRINCIPAL OF, PREMIUM, IF ANY, OR INTEREST ON THIS SUBORDINATED NOTE OR IN THE PERFORMANCE OF ANY OTHER OBLIGATION OF THE COMPANY HEREUNDER.

(c)               Distribution Limitations Upon Event of Default. Upon the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company will not (i) declare, pay, or make any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, other than (1) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (2) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (3) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (4) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (5) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans, (ii) make any payment of principal or interest or premium, if any on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes. The limitations imposed by the provisions of this Section 8(c) will apply whether or not notice of an Event of Default has been given.

(d)               Other Remedies. Nothing in this Section 8 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available to the extent permitted by Section 8(b).

9.             Merger or Sale of Assets. The Company will not merge into another entity or convey, transfer or lease substantially all of its properties and assets to any Person, unless (i) the continuing entity into which the Company is merged or the Person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Company will be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; and (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

10.           Amendments and Waivers.

(a)               Amendment of Subordinated Notes. Except as otherwise provided in Section 10 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the holders of more than 50% of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past default, or non-compliance thereof waived; provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i)                   reduce the principal amount of the Subordinated Note;

(ii)                  reduce the rate of or change the time for payment of interest on any Subordinated Note;

(iii)                extend the maturity of any Subordinated Note;

(iv)                 make any change in Sections 7 through 10 hereof;

(v)                make any change in Section 12 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi)                disproportionately affect any of the holders of the then outstanding Subordinated Notes.

(b)               Effectiveness of Amendments and Waivers. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 10(a) above. After an amendment or waiver becomes effective, the Company will mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note will be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)               Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof but subject to the proviso contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes.

11.           Order of Payments; Pari Passu. Any payments made hereunder will be applied first against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon will be pari passu in right of payment and in all other respects to the other Subordinated Notes and subordinated debt issued by the Company in the future which by its terms are pari passu with the Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder will hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and will pay such amounts held in trust to such other holders upon demand by such holders.

12.           Redemption.

(a)               Redemption Prior to December 31, 2025. This Subordinated Note will not be redeemable by the Company prior to December 31, 2025, except upon a Tier 2 Capital Event, a Tax Event or an Investment Company Event, each as defined below. Upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event, the Company may redeem this Subordinated Note, in whole but not in part, at any time upon giving not less than 10 days’ notice to the Holder at an amount equal to 100% of the outstanding principal amount plus accrued but unpaid interest to but excluding the date fixed for redemption (the "Redemption Date"). "Tier 2 Capital Event" means the determination of the Company, in the exercise of its reasonable judgment, to the effect that there is a material risk that this Subordinated Note no longer qualifies as tier 2 capital (as defined by the Federal Reserve or its then equivalent) as a result of a change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the Issue Date. "Tax Event" means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within 120 days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. "Investment Company Event" means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is or, within 120 days after the receipt of such opinion will be, required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b)               Redemption on or after December 31, 2025. On or after December 31, 2025, upon giving the notice required in Section 12(c), this Subordinated Note will be redeemable at the option of and by the Company, in whole or in part at any time or from time to time, at an amount equal to 100% of the outstanding principal amount outstanding plus accrued but unpaid interest to but excluding the Redemption Date. In addition, the Company may redeem all or a portion of this Subordinated Note at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event.

(c)             Notice of Redemption. Notice of redemption of this Subordinated Note will be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Registrar. In the case of redemption under Section 12(b), such notice will be mailed at least 30 days and not more than 45 days before the Redemption Date. Any notice mailed as provided in this Subordinated Note will be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder will not affect the validity of the proceedings for the redemption of any other holders of the Subordinated Notes. Each notice of redemption given to the Holder will state the Redemption Date, the principal amount of this Subordinated Note to be redeemed, the redemption price and the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)               Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note will be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption will be effected on a pro rata basis as to the holders of all of the outstanding Subordinated Notes, subject to adjustments in the discretion of the Company (which will be provided to the Paying Agent and Registrar in writing) to ensure the unredeemed portion of this Subordinated Note remains in an authorized denomination hereunder. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder will be redeemed; provided however that the Company may round the portion to be redeemed of this Subordinated Note up or down so that the unredeemed amount remains an authorized denomination hereunder, without any impact on the pro rata amount to be redeemed from other holders of the Subordinated Notes (which will be provided to the Paying Agent in writing).

(e)               Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date all funds necessary for the redemption have been deposited by the Company in trust for the pro rata benefit of the holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest will cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption will no longer be deemed outstanding and all rights with respect to such Subordinated Notes will forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of two years from the Redemption Date will, to the extent permitted by law, be released to the Company, after which time the holders of the Subordinated Notes so called for redemption will look only to the Company for payment of the redemption price of such Subordinated Notes.

(f)                No Redemption at Option of Holder. This Subordinated Note is not subject to redemption at the option of the Holder.

(g)               Regulatory Approvals. Any redemption or prepayment of this Subordinated Note shall be subject to receipt of any and all required federal and state regulatory approvals, including, but not limited to, the consent of the Federal Reserve (or any successor Federal bank regulatory agency having supervisory authority over the Company).

(h)               Purchase and Resale of the Subordinated Notes. Subject to any required regulatory approvals and the provisions of this Subordinated Note, the Company will have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Company purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

13.           Notices. All notices and other communications hereunder will be in writing and will be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and will be deemed delivered in the case of personal delivery, facsimile transmission, when received; in the case of mail, upon the earlier of actual receipt or five business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and in the case of an overnight courier service, one business day after delivery to such courier service with instructions for overnight delivery. Each party may change its contact information by written notice to the other party sent as provided in this Section. All communications must be in writing and addressed as follows:

If to the Company:	Lyons Bancorp, Inc.
35 William Street
Lyons, New York 14489
Attention: Robert A. Schick

If to a Holder:	to the address indicated for the Holder on the Security Register.

14.           Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Subscription Agreement, the provisions of this Subordinated Note will control. This Subordinated Note will be construed in accordance with, and be governed by, the laws of the State of New York without giving effect to any conflicts of law provisions of such laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as tier 2 capital under the regulatory guidelines of the Federal Reserve. If at any time the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve and after such time all or any portion of this Subordinated Note ceases to be deemed to be tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Stated Maturity Date, the Company will promptly notify the Holder, and thereafter, subject to the Company’s right to redeem this Subordinated Note under such circumstances pursuant to the terms of this Subordinated Note, if requested by the Company, the Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as tier 2 capital. All references in this Subordinated Note to days are to calendar days, unless otherwise expressly noted.

15.           Successors and Assigns. This Subordinated Note will be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. Subject to any restrictions on transfer under federal or state securities laws and compliance with the requirements of Section 4, the Holder may assign this Subordinated Note along with the Holder’s rights and benefits hereunder. The Company may not assign this Subordinated Note or its obligations hereunder except as provided in Section 9 hereto or with the prior written consent of the Holder to the extent set forth in Section 10.

16.           Notes Solely Corporate Obligations. No recourse under or upon any obligation, covenant or agreement contained in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Holder and as part of the consideration for the issuance of this Subordinated Note.

17.           Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.

18.           Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Company, with all other present or future unsecured subordinated debt obligations of the Company, except any unsecured subordinated debt that, by its express terms, is senior or subordinate in right of payment to the Subordinated Notes.

19.          Unsecured; Unguaranteed Obligation. This Subordinated Note is not: (a) secured by any assets of the Company or any Affiliate of the Company; (b) guaranteed by the Company or any Affiliate of the Company; and (c) subject to any other arrangement that legally or economically enhances the seniority of the instrument in relation to more senior claims.

20.           No Sinking Fund; Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary of the Company.

21.           Further Issues. The Company may, from time to time, without the consent of the Holder, create and issue additional notes having the same terms and conditions as the Subordinated Notes (except for the issue date, issue price and initial Interest Payment Date) so that such additional notes will be consolidated and form a single series with the Subordinated Notes and rank equally and ratably with the Subordinated Notes. In addition, nothing herein will act to prohibit, limit or impede Company from issuing additional debt of Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LYONS BANCORP, INC.

By:
Name:
Title: